Exhibit 10.1



                              November 28, 2005

STEPHEN E. WESSEL
512 Ridgelake Drive
Metairie, Louisiana, 70001
Home: (504) 834-1945 Business: (504) 585-4569

Dear Stephen:

Subject to the successful completion of the Company's various pre-employment requirements, we are pleased to make you the following offer of employment.

  1.   Your position will be Chief Executive Officer and President of
       Guaranty Savings and Homestead Association (Guaranty).
  2.   The elements of your compensation will be:
       a.   A base salary of $160,000.00 annually, payable semi-monthly.
       b. A bonus plan will be established by the Board within the first quarter of 2006 for implementation in 2006.
       c. You will be eligible for three (3) weeks of vacation annually during any one calendar year.
       d. You will be eligible for our standard employee insurance benefits package, including participation in the Association's health, dental and life insurance group plan administered by Bankers of Louisiana.
       e. Participation in existing ESOP Plan in 2006 and participation in any future SEP or other retirement plan established by the Association.
  3. If a Change in Control occurs during the first two (2) years of employment of Executive, and Executive's employment is terminated for reasons other than cause, then Executive shall receive:
       a. Accrued Base Salary through the date of termination of his employment; plus
       b. If a Change of Control occurs during the first two (2) years of the Executive's Employment (0-24 months), then Executive shall receive a lump sum payment equal to one year's Base Salary; and
       c. Any other benefits to which the Executive is entitled upon his termination of employment with Guaranty, in accordance with the terms of the plans and programs of Guaranty.
  4. The location of employment is 3798 Veterans Boulevard, Metairie, LA 70002, but is subject to change predicated on business necessity.
  5. Employment commences on December 8, 2005, or prior thereto, if events should occur which would allow you to commence employment at an earlier date.

It is expressly understood and acknowledged that the content of this letter does not constitute an employment contract, but rather only confirms specific details of the compensation and/or benefits offered in conjunction with your employment. It is further acknowledged that this letter constitutes Guaranty's entire offer and there are no other compensation, benefit or employment provisions not addressed relative to employment.

/s/ Albert J. Zahn, Jr.
------------------------------
Albert Zahn, Chairman


I accept this employment offer based upon the terms detailed above on this 8th day of December, 2005.


          /s/ Stephen E. Wessel
          -------------------------
          Stephen E. Wessell